Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration No. 333-223774 on Form F-3 and Registration Statements Nos. 333-250930, 333-237367, 333-231556, 333-227335, 333-221808, 333-165065, 333-165566, 333-169272, 333-171231, 333-172069, 333-178664, 333-188517, 333-192806, 333-201386 and 333-208634 on Form S-8 of our report dated 13 March 2019 (23 April 2019 as to the adoption of IFRS 16 Leases and the retrospective adjustments for changes in the composition of reportable segment as described in Note 5 to the financial statements) relating to the 2018 financial statements of Anheuser-Busch InBev SA/NV appearing in this Annual Report on Form 20-F for the year ended 31 December 2020.

/s/ Deloitte Bedrijfsrevisoren/Réviseurs d’Entreprises CVBA/SCRL

Zaventem, Belgium

March 19, 2021